Exhibit 10.8

Ver. EQ.5/8/00	Last Modified:	12.3.2001
	TLO:	Jack Turner

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

EXCLUSIVE PATENT LICENSE AGREEMENT

and

CARDIOMEMS, INC.

TABLE OF CONTENTS

R E C I T A L S	1
1. Definitions.	2
2. Grant of Rights.	3
3. COMPANY Diligence Obligations.	4
4. Royalties and Payment Terms.	6
5. Reports and Records.	8
6. Patent Prosecution.	8
7. Infringement.	9
8. Indemnification and Insurance	11
9. Representations and Warranties.	12
10. Assignment.	13
11. General Compliance with Laws	14
12. Termination.	15
13. Dispute Resolution.	16
14. Miscellaneous.	17
APPENDIX A	21

ii

Ver. EQ. 5/8/00

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as August 1, 2001 (the “EFFECTIVE DATE”), is between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and CardioMEMS, INC. (“COMPANY”), a Delaware corporation, with a principal place of business at                                         .

R E C I T A L S

WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. 7550T, “Inexpensive Wireless Sensor Incorporating Active Dielectric”, by Richard Fletcher and Neil A. Gershenfeld and has the right to grant licenses under said PATENT RIGHTS;

WHEREAS, the PATENT RIGHTS patent application was filed more than two (2) years before the EFFECTIVE DATE and, therefore, the resulting patent may be licensed to COMPANY;

WHEREAS, M.I.T.’s Vice President for Research has approved that M.I.T. is accepting equity as partial consideration for the rights and licenses granted under this Agreement;

WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

1. DEFINITIONS.

1.1 “AFFILIATE” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2 “EXCLUSIVE PERIOD” shall mean the period of time set forth in Section 2.2.

1.3 “FIELD” shall mean any medical device, medical instrumentation, or other medical product or medical process for which commercial SALE in the United States is regulated under the jurisdiction of the United States Food and Drug Administration (hereinafter “FDA”) or any affiliate or successor entity thereof.

As COMPANY’s business evolves, it shall be free to approach M.I.T. with a request to expand the FIELD in order to accommodate new business needs. To the extent such an expansion is not blocked by other license agreements or SPONSOR commitments, M.I.T. agrees to give such a request fair consideration and to negotiate reasonable terms for such an expansion.

1.4 “LICENSED PRODUCT” shall mean any product or part thereof that:

(i) absent the license granted hereunder, would infringe one or more VALID CLAIMS; or

(ii) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.5 “LICENSED PROCESS” shall mean any process that, absent the license granted hereunder, would infringe one or more VALID CLAIMS.

1.6 “PATENT RIGHTS” shall mean (a) United States Patent No. 6,025,725 entitled “Electrically Active Resonant Structures For Wireless Monitoring And Control”, the application for which was filed December 4, 1997 and which issued February 15, 2000, and (b) any patents resulting from reissues, reexaminations of extensions thereof.

1.7 “REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.8 “SUBLICENSEE” shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

1.9 “SUBLICENSE INCOME” shall mean any payments that COMPANY or an AFFILIATE receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY and AFFILIATES under Section 2.1, including without limitation license fees, milestone payments, license maintenance fees, and royalties.

1.10 “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.11 “TERRITORY” shall mean worldwide.

1.12 “SPONSORS” shall mean those sponsors of the M.I.T. Media Laboratory set forth in Appendix A. SPONSOR shall include a related company of SPONSOR, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by the SPONSOR, an organization which directly or indirectly controls more that fifty percent (50%) of the voting stock of the SPONSOR, and an organization, the majority ownership of which is directly or indirectly common to the ownership of the SPONSOR.

1.13 “VALID CLAIM” shall mean a claim of an issued patent within the PATENT RIGHTS that has not (a) lapsed, been cancelled or become abandoned, (b) been declared invalid by a court of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue or disclaimer.

1.14 “SALE”, “SELL”, or “SOLD” shall mean any sale, transfer, lease, license, permission to use or the transfer of the right of possession or other conveyance by COMPANY or any AFFILIATE.

2. GRANT OF RIGHTS.

2.1 License Grants. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a license under the PATENT RIGHTS to develop, make, have made, use, SELL, offer to SELL, lease, and import LICENSED

PRODUCTS in the FIELD in the TERRITORY and to develop, use and perform LICENSED PROCESSES in the FIELD in the TERRITORY and to use all related M.I.T.-owned or controlled know-how in connection therewith.

2.2 Exclusivity. In order to establish an exclusive period for COMPANY, M.I.T. agrees that it shall not grant any other license to make, have made, use, SELL, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to develop, use or perform LICENSED PROCESSES in the FIELD in the TERRITORY except for nonexclusive licenses to SPONSORS. The exclusive period shall commence on the EFFECTIVE DATE and terminate at the end of the TERM.

2.3 Sublicenses. During the exclusive period, COMPANY shall have the right to grant sublicenses of its rights under Section 2.1. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement; provided that M.I.T. shall maintain all such copies in confidence. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.4 U.S. Manufacturing. COMPANY agrees that, to the extent it is commercially reasonable, any LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States .

2.5 Retained Rights. M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes at M.I.T. and at any M.I.T. Media Laboratory affiliated research, teaching or educational facility.

2.6 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3. COMPANY DILIGENCE OBLIGATIONS.

3.1 Diligence Requirements. COMPANY shall use commercially reasonable efforts, or shall cause its AFFILIATES to use commercially reasonable diligent efforts, to develop one or more LICENSED PRODUCTS or LICENSED PROCESSES and to introduce one or more LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market. Specifically, COMPANY or AFFILIATE shall fulfill the following obligations:

(a) Within six (6) months after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.

(b) Within sixty (60) days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted. Any and all information provided by COMPANY pursuant to Section 3.1(a) or (b) shall be deemed Confidential Information of COMPANY subject to Section 14.5 hereunder.

(c) COMPANY shall develop an in-vitro working model of a LICENSED PRODUCT on or before July 1, 2002, and permit an in-plant inspection during regular business hours by M.I.T. on or before July 1, 2002 and thereafter permit in-plant inspections during regular business hours by M.I.T. at regular intervals with at least twelve (12) months between each such inspection.

(d) COMPANY shall raise at least One Million Dollars ($1,000,000) by March 31, 2002 from the sale of COMPANY’s capital stock and securities.

(e) In the aggregate, COMPANY shall raise at least Three Million Dollars ($3,000,000) by March 31, 2003 from the sale of COMPANY’s capital stock and securities for its own account unless COMPANY has been subject to an Acquisition Transaction (as defined in Article 10) prior to such date.

(f) By no later than July 1, 2004, COMPANY shall have submitted an application to the FDA for approval of at least one LICENSED PRODUCT.

(g) By no later than July 1, 2006 COMPANY shall either have received FDA approval for the commercial sale of at least one LICENSED PRODUCT or have an ongoing FDA supervised clinical study for approval of at least one LICENSED PRODUCT.

(h) During the five (5) year period following the date of FDA approval of the first LICENSED PRODUCT, COMPANY shall have achieved at least Five Million Dollars ($5,000,000) in cumulative revenue from the SALE of LICENSED PRODUCTS.

In the event that COMPANY (or an AFFILIATE) has failed to fulfill any of its obligations under this Section 3.1, then M.I.T. shall have the option to allow this Agreement to continue in full force and effect or to convert the license granted hereunder to a nonexclusive license upon thirty (30) days written notice to COMPANY.

4. ROYALTIES AND PAYMENT TERMS.

4.1 Consideration for Grant of Rights.

(a) License Issue Fee. Upon receipt of the financing specified under Section 3.1(d) hereof, but not later than March 31, 2002, COMPANY shall pay to M.I.T. a license issue fee of Ten Thousand Dollars ($10,000).

(b) Sharing of SUBLICENSE INCOME. COMPANY shall pay M.I.T. a total of Twenty-five Percent (25%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES pursuant to any sublicense granted pursuant to Section 2.3 within one (1) year of the EFFECTIVE DATE. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD. COMPANY shall have no obligation to pay to M.I.T. any part of SUBLICENSE INCOME for the grant of any sublicense if such grant occurs on or after the first anniversary of the EFFECTIVE DATE.

(c) Equity.

(i) Initial Grant. COMPANY shall issue such number of shares of Common Stock of COMPANY, $0.001 par value per share, sufficient to constitute One and one-half Percent (1.5%) of the COMPANY’S issued and outstanding Common Stock determined on a Fully Diluted Basis (defined below) as of the EFFECTIVE DATE (the “Shares”) in the name of M.I.T. The Shares shall be subject to the terms and conditions as set forth in a stock issuance agreement between COMPANY and M.I.T. in substantially the form of Exhibit A attached hereto (“Stock Issuance Agreement”). M.I.T. and COMPANY will execute the Stock Issuance Agreement promptly following the execution of this Agreement, but in any event, no later than December 31, 2001. COMPANY shall permit and promptly effect any request from M.I.T to transfer any of the Shares initially issued to M.I.T to any persons as M.I.T. shall direct (the “M.I.T. Holder” or collectively the “M.I.T. Holders”) and COMPANY, M.I.T and M.I.T. Holder(s) shall execute such documents and instruments as are reasonably necessary to effect such transfer.

For purposes of this Section 4.1(c), “Fully Diluted Basis” shall mean that the total number of issued and outstanding shares of the COMPANY’s Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any COMPANY stock or stock option plan in effect on the date of the calculation.

(ii) Participation in Future Private Equity Offerings. M.I.T. shall have the right to participate in any subsequent offerings of equity securities of the COMPANY to the same extent and subject to the same terms and conditions as such participation rights are offered to any other investor or stockholder of the COMPANY.

4.2 Payments.

(a) Method of Payment. All payments under this Agreement should be made payable to “Massachusetts Institute of Technology” and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.

(c) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at the per annum rate equal two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5. REPORTS AND RECORDS.

5.1 Reports.

The COMPANY shall provide M.I.T. with any and all reports and other information rights with respect to the COMPANY’s business, status of research and development, commercialization and regulatory approval, and other information as it provides to its investors and other stockholders.

In addition, COMPANY shall, within sixty (60) days of the end of each calendar quarter, report the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income and any deductions comprising the SUBLICENSE INCOME.

5.2 Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY’s fiscal year, COMPANY shall provide M.I.T. with COMPANY’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY’s treasurer or chief financial officer or by an independent auditor.

5.3 Records. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement.

6. PATENT PROSECUTION.

6.1 Responsibility for PATENT RIGHTS. M.I.T. shall maintain the PATENT RIGHTS.

6.2 Payment of Expenses. Payment of all fees and costs, including attorneys fees, relating to the maintenance of the PATENT RIGHTS incurred during the TERM shall be the responsibility of COMPANY. COMPANY shall reimburse all amounts due pursuant to this Section within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

6.3 If at any time during the TERM, M.I.T. elects to abandon its rights in any PATENT RIGHTS, it shall notify COMPANY of that decision at least two (2) months prior to any deadline for any action necessary to maintain any such PATENT RIGHTS. Thereafter, COMPANY shall have the right and option to take over the sole and exclusive responsibility for the prosecution and maintenance of any such PATENT RIGHTS solely at its own expense. M.I.T. shall cooperate, at COMPANY’s expense, in this regard.

7. INFRINGEMENT.

7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any actual or threatened infringement of the PATENT RIGHTS. In the event of infringement, the parties shall discuss the most appropriate actions to take and both parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.

7.2 Right to Prosecute Infringements.

(a) COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. Such right shall include the right to recover any damages awarded in consequence of any actual or alleged infringement of the PATENT RIGHTS in accordance with this Agreement. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action. M.I.T. shall cooperate with COMPANY in any such action.

Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest.

(b) M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

(c) COMPANY and M.I.T. agree that neither shall enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 7.2 that is materially prejudicial to any PATENT RIGHTS or to the other party’s interests under this Agreement without the other party’s prior written approval.

7.3 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against M.I.T. or COMPANY by a third party alleging invalidity, unenforceability, or non-infringement of the PATENT RIGHTS, M.I.T., at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY’s sole expense, subject to Sections 7.4 and 7.5.

7.4 Offsets. COMPANY may offset a total of fifty percent (50%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Section 4.1(b), provided that in no event shall such payments under Section 4.1(b), when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD.

7.5 Recovery. Any recovery obtained, whether by settlement or judgment, in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied and assessed as part of an upfront fee (“Infringement Award”), and COMPANY shall pay to M.I.T. a portion of such Infringement Royalty Award pursuant to Section 4.1(b) as if the infringer had been a SUBLICENSEE under Section 2.1 and the Infringement Royalty Award is SUBLICENSE INCOME subject to Section 4.1(b), and (iii) as to any damages or any other amounts recovered, including, without limitation, any future or ongoing royalty awards, punitive, special or exemplary damages awarded, COMPANY shall retain the entirety of all such award.

7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.7 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any fees as part of such sublicense granted within the period set forth in Section 4.1(b) shall be treated as set forth in Section 4.1(b).

8. INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

(a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) (“Losses”) concerning any product, process, or service that is made, used, SOLD, imported, or performed pursuant to any right or license granted under this Agreement to the extent that such Losses do not arise out of the breach of the representations of the Indemnitees hereunder or the Indemnitees’ own gross negligence or willful misconduct.

(b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

8.2 Insurance. At the time of the first commercial SALE of any LICENSED PRODUCTS or LICENSED PROCESSES, COMPANY shall have obtained and shall carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld, (ii) shall list M.I.T. as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of M.I.T. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or SELL a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

9. REPRESENTATIONS AND WARRANTIES.

9.1 EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, except as set forth in Section 9.2, M.I.T. makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of M.I.T. or of a third party.

IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT AND REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.2 M.I.T. represents and warrants that, as of the EFFECTIVE DATE:

(i) M.I.T. has the right to grant the rights set forth in Article 2 of this Agreement.

(ii) M.I.T. has received assignment of all right, title and interest in the PATENT RIGHTS from all known inventors.

(iii) M.I.T. is not a party to any other license agreement for or relating to the PATENT RIGHTS except for the agreements identified in Section 2.2 of this Agreement.

(iv) M.I.T.’s Technology Licensing Office (TLO) has not received notice of any third party infringement of any of the PATENT RIGHTS in the FIELD and has not made any claims against a third party alleging infringement of any of the PATENT RIGHTS.

(v) To the knowledge of the M.I.T.’s TLO, there have been no claims of judicial proceedings concerning any of the PATENT RIGHTS and no such claims have been threatened.

(vi) To the knowledge of M.I.T.’s TLO, and without due inquiry, the PATENT RIGHTS are not dominated by any patent or other intellectual property rights of M.I.T. or any third party, and M.I.T.’s TLO has not received notice from any third party that practice of the PATENT RIGHTS in the FIELD will infringe any patent or other intellectual property of any third party.

M.I.T.’s liability with respect to breach of the representations and warrants of this Agreement shall be limited to (i) reimbursement of those cash amounts paid under Article 4 through the date the breach is discovered, and (ii) the return of any Shares it received under Section 4.1(c)(i) which are still held by M.I.T. when notice of such breach is received by M.I.T.

10. ASSIGNMENT.

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T. Notwithstanding the foregoing, COMPANY may assign this Agreement in connection with the sale or transfer of all or substantially all of COMPANY’s business relating to the LICENSED PRODUCTS and LICENSED PROCESSES, whether by merger, consolidation, sale of assets or otherwise (“Acquisition Transaction”); provided that (a) the assignee shall agree in writing to be bound by the terms and conditions hereof prior to such assignment, and (b) the total valuation of the COMPANY in connection with such Acquisition Transaction, as determined in good faith by the Company’s Board of Directors, is at least Twenty-five Million Dollars ($25,000,000). In the event that the total valuation of the COMPANY is less than $25 million, then the assignment may be made only with M.I.T.’s written permission, such permission not to be unreasonably withheld. Failure of such assignee to agree to be bound by the terms and conditions hereof shall be grounds for termination by M.I.T. under Section 12.3.

11. GENERAL COMPLIANCE WITH LAWS

11.1 Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and SALE of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2 Export Control. COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the

United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3 Non-Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or public disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or SOLD under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

12. TERMINATION.

12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least three (3) months prior written notice to M.I.T., such notice to state the date at least three (3) months in the future upon which termination is to be effective, and (ii) upon payment of any amounts due to M.I.T. through such termination effective date.

12.2 Termination for Default.

(a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

(b) Material Breach. In the event that either party (“Breaching Party”) commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.2(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof from the other party (“Terminating Party”), the Terminating Party may terminate this Agreement immediately upon written notice to the Breaching Party.

(c) Cessation of Business. If COMPANY, for a period in excess of six (6) months, ceases to carry on its business related to this Agreement other than pursuant to an assignment in compliance with Article 10 hereof, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3 Effect of Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 11.1, 11.2 and 12.3.

(b) Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and SELL any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that COMPANY and its AFFILIATES and SUBLICENSEES shall complete and SELL all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

(c) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13. DISPUTE RESOLUTION.

13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3 Dispute Resolution Procedures.

(a) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

(b) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14. MISCELLANEOUS.

14.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to M.I.T., all matters relating to the license:

Technology Licensing Office, Room NE25-230
Massachusetts Institute of Technology
77 Massachusetts Avenue
Cambridge, MA 02139-4307
Attention: Director
Tel: 617-253-6966
Fax: 617-258-6790

If to M.I.T., relating to any equity action after the initial issuance of shares:

Massachusetts Institute of Technology
Treasurer’s Office
238 Main Street
Cambridge, MA 02142
Attention: Phillips B. Moore
Tel: 617-253-5422
Fax: 617-258-6676

If to COMPANY:	CardioMEMS, Inc.

	Attention:	Jay Yadav, CEO
Tel:
Fax:

With copy to:	Frank F. Rahmani
Cooley Godward L.L.P.
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

14.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5 Confidentiality. M.I.T. agrees to keep confidential any information supplied by COMPANY under this Agreement and marked as Confidential or Proprietary. This Agreement shall, however, impose no obligation upon M.I.T. with respect to such information that shall be:

(a)	in M.I.T.’s possession before receipt from COMPANY;

(b)	becomes available to the public through no fault of M.I.T.;

(c)	received in good faith by M.I.T. from a third party and not subject to an obligation of confidentiality owed to the third party; or

(d)	independently developed by M.I.T. without reference to any confidential or proprietary information of COMPANY, as evidenced by M.I.T.’s records.

14.6 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

14.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.8 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		CARDIOMEMS, INC.

By:	/s/ John H. Turner, Jr.	By:	/s/ Jay Yadav
Name:	John H. Turner, Jr.	Name:	Jay Yadav, M.D.
Title:	Associate Director Technology Licensing Office	Title:	Chairman & CEO

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	/s/ J. David Litster
Name:	J. David Litster
Title:	Vice President for Research

APPENDIX A

Media Laboratory Sponsors

360networks, Inc.	Grupo Clarin
3Com Corporation	Grupo Estado
AARP	Gruppo Editoriale L’Espresso Spa
ABC Radio Networks and Capital Cities/ABC	Gruppo Grauso
Publishing Group	Hakuhodo Inc.
Acer Incorporated	Hallmark Cards, Inc.
Advance Publications, Inc.	Harman International Industries
AGFA - Gevaert N.V.	Hearst Corporation
Alma Media	Hewlett-Packard Company
American Greetings Corporation	Hughes Space & Communications Company
Ameritrade Holding Corporation	iba-k inc.
Amgen, Inc.	IBM
AMP, Inc.	Intel Corporation
Analog Devices, Inc.	InterLego, A/S
Artificial Life, Inc.	International Olympic Committee
ASCII Corporation	International Paper Company
AT&T Laboratories	Interval Research Corp.
Avery Dennison Corporation	Intracom SA
Avid Technology, Inc.	Iomega Corporation
Becton Dickinson and Company	J. Sainsbury plc
Bell South Enterprises, Inc.	JCPenney
Best Buy Co., Inc.	Kaiser Foundation Health Plan, Inc.
BMG Entertainment, a Division of Bertelsmann AG	Karstadt Aktiengesellschaft
British Airways PLC	Korea Institute of Science & Technology
Brother Industries, Ltd.	Kraft Foods, Inc.
BT Laboratories	Lear Corporation
Canon, Inc.	LEGO Group
Center for Future Health	Levi Strauss & Company
Charmed Technology	LG Electronics Inc.
Chevron Information Technology Co.	Lord Corporation
Chronicle Publishing Company	Lotus Development Corporation
Citicorp/TTI	Lucent Technologies
Compaq Computer Corporation, Tandem Division	Magneti Marelli S.p.A.
Corporation for Public Broadcasting	Marks & Spencer plc
Creative Technology, Ltd.	Mars, Inc.
CTU (Learning Lab Denmark)	Mastercard International
Cyrano Sciences, Incorporated	Mattel, Inc.
DaimlerChrysler AG	McCann-Erickson
Datalogic SPA	McDonald’s Corporation
Dentsu Inc.	McGraw-Hill Education
Deutsche Telekom AG	Merrill Lynch
DuPont iTechnologies	Merrill Lynch, Pierce, Fenner and Smith, Inc.
Eastman Kodak Company	Microsoft Corporation
EDS	Minnesota Mining and Manufacturing Company
eircom plc	Minolta Co., Ltd.
ejnj (Johnson and Johnson)	Mitsubishi Electric Research Laboratory, Inc.
Ericsson	Motorola, Inc.
Escher Group, Ltd.	National Semiconductor Corporation
Federal Express Corporation	National University of Singapore
Festo AG & Co.	NCR
Ford Motor Company	NEC Corporation
France Telecom CNET	NewcoGen Group (Engeneos, Inc.)
Frontline Capital Group	Nickelodeon
Fuji Xerox Co., Ltd.	NIKE, Inc.
Gannett Co., Inc.	Nippon Columbia Co., Ltd.
General Motors Cyberworks	Nokia Corporation
Gillette Company	Nortel Technology
Globe Newspaper Company	Oki America, Inc.
Goldman Sachs Group, L.P.	OneMain.com, Inc.

Panasonic Technologies, Ltd
Philip Morris Inc.
Philips Research Laboratories
Pitney Bowes, Inc.
Procter & Gamble Company
Roche Diagnostics Corporation
Royal Ahold NV
SAAB AB
Saatchi & Saatchi North America, Inc.
Samsung Advanced Institute of Technology
SAP AG
SCA Research
Schott Glas
Science Applications International Corp.
Scitex Corporation, Ltd.
SEGA of America, Inc.
Seiko Epson
Sensormatic Electronics Corporation
Shell Oil Company
Shingakusha Co., Ltd.
Siemens Nixdorf Ag
Sonera
Sony Corporation
Southwestern Bell Technology Resources, Inc.
Sprint/United Management Company
Starlab Research Labs (Riverland Holding)
Steelcase Inc.
STMicroelectronics S.r.l.
Sun Microsystems Laboratories, Inc.
Swatch Telecom AG
Symbol Technologies, Inc.
Tandem Computers, Inc.
Telcordia Technologies
Tele Danmark
Telecom Italia
Telefonos de Mexico, S.A. de C.V.
Telenor R&D
Televisa s.a. de c.v.
Telia Research AB
Texas Instruments, Inc.
The Post Office (UK)
Thomson Newspapers Corporation
Time Inc. Production
Tomy Company, Ltd.
Toppan Printing Co., Ltd.
Toshiba Corporation
Tribune Company
Trimble Navigation Limited
Try Group, Inc.
UK Post Office
Unilever Research
Unisys Corporation
United States Postal Service
United Technologies Corporation
Viacom International Inc.
Viant Corporation
Visa International
Volvo
Walt Disney Imagineering Research and Development, Inc.
WPP Group
WRAP SpA
Yamaha Corporation
ZKey.com
Zyomyx, Inc.

2